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                                                                    EXHIBIT 10.1


                    EMPLOYMENT (CHANGE IN CONTROL) AGREEMENT

         AGREEMENT made effective as of this 11th day of January, 2001 by and between WSI Industries, Inc., a Minnesota corporation with its principal offices at Wayzata, Minnesota ("WSI") and Michael J. Pudil (the "Executive").

         WHEREAS, WSI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of WSI and its shareholders; and

         WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of WSI, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of WSI; and

         WHEREAS, WSI, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of the Executive in the performance of the Executive's duties to the detriment of WSI and its shareholders; and

         WHEREAS, Executive is willing to remain in the employ of WSI upon the understanding that WSI will provide income security if the Executive's employment is terminated under certain terms and conditions; and

         WHEREAS, it is in the best interests of WSI and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to WSI of the Executive in the event of a Change in Control.

         THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until January 11, 2003. After January 11, 2003, this Agreement shall automatically renew for successive one-year periods unless WSI notifies the Executive of termination of the Agreement at least sixty (60) days prior to the end of the initial term or any renewal term. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall continue in effect for a period of 24 months from the date of the occurrence of a Change in Control.

         2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below.

                  (a) For purposes of this Agreement, a "Change in Control" of WSI shall be deemed to occur when and if any of the following occur:

                           (i) any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of WSI representing 50% or more of the combined voting power of WSI's then outstanding securities;

                           (ii) there ceases to be a majority of the Board of
                  Directors comprised of: (A) individuals who on the date hereof constituted the Board of WSI, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened contest, including but not limited to a proxy or consent solicitation, relating to the election of directors of WSI or a settlement of such contest or consent solicitation) who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control (the individuals designated in (A) and (B) shall be referred to as the "Incumbent Directors"); or



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                           (iii) WSI disposes of at least 75% of its assets,
                  other than to an entity owned 50% or greater by WSI or any of its subsidiaries.

                  (b) A Change in Control which arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by a majority of the Incumbent Directors shall be referred to as an "Unapproved Change in Control." A Change in Control which has been authorized, recommended or approved by a majority of the Incumbent Directors shall be referred to as an "Approved Change in Control."

         3. Termination Following Change in Control. If a Change in Control shall have occurred during the term of this Agreement and Executive's employment is thereafter terminated, Executive shall be entitled to the benefits provided in subsection 4(d) unless such termination is (A) because of Executive's Death or Retirement, (B) by WSI for Cause or Disability, or (C) by Executive other than for Good Reason.

                  (a) Disability; Retirement. If, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of Executive's duties with WSI for six consecutive months, and within 30 days after written Notice of Termination is given the Executive shall not have returned to the full-time performance of the Executive's duties, WSI may terminate Executive's employment for "Disability". Any question as to the existence of Executive's Disability upon which Executive and WSI cannot agree shall be determined by a qualified independent physician selected by Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by WSI. The determination of such physician made in writing to WSI and to Executive shall be final and conclusive for all purposes of this Agreement. Termination by Executive of Executive's employment based on "Retirement" shall mean retirement at or after the date the Executive has attained age 65.

                  (b) Cause. Termination by WSI of Executive's employment for "Cause" shall mean: (i) the willful and continued failure of Executive to perform his essential duties; (ii) the willful engaging by Executive in illegal conduct, or (iii) willful misconduct materially injurious to WSI, which, in the case of clause (i) and (iii), the Executive has not cured, in the sole opinion of the Board, determined in good faith, within 10 days of receipt of the Notice of Termination. An act of Executive shall not be deemed "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that the act or omission was in WSI's best interests.

                  (c) Good Reason. Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

                           (i) the assignment to Executive of any duties
                  inconsistent with Executive's status or position with WSI, or a substantial reduction in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

                           (ii) a reduction by WSI in Executive's annual base
                  salary in effect immediately prior to a Change in Control;

                           (iii) the relocation of Executive's principal
                  executive offices to a location more than fifty miles from Executive's principal office prior to the Change in Control, except for required travel on WSI's business to an extent substantially consistent with Executive's prior business travel obligations;

                           (iv) the failure by WSI to continue to provide
                  Executive with benefits substantially similar to those enjoyed by Executive under any of WSI's pension, life insurance, medical, health



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                  and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which Executive was participating at the time of the Change in Control, the taking of any action by WSI which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by WSI to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control, provided, however, that WSI may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination;

                           (v) the failure of WSI to obtain a satisfactory
                  agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7; or

                           (vi) any purported termination of Executive's
                  employment which is not made pursuant to a Notice of Termination satisfying the requirements of subsection (e) below; for purposes of this Agreement, no such purported termination shall be effective.

                  (d) Voluntary Termination Deemed Good Reason. If an Unapproved Change in Control occurs, Executive may voluntarily terminate his employment for any reason during the period commencing on the 91st day following a Change in Control and ending on the 180th day following a Change in Control. Any such termination shall be deemed "Good Reason" for all purposes of this Agreement.

                  (e) Notice of Termination. Any purported termination of Executive's employment by WSI or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of Executive's employment.

                  (f) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean:

                           (i) if Executive's employment is terminated for
                  Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period); and

                           (ii) if Executive's employment is terminated pursuant
                  to subsections (b), (c) or (d) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection (b) above shall not be less than 10 days, and in the case of a termination pursuant to subsection (c) or (d) above shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given).




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                  (g) Dispute of Termination. If, within 10 days after any
         Notice of Termination is given, the party receiving such Notice of Termination notifies the other party in good faith that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgement, order or decree of a court of competent jurisdiction in accordance with subsection 11(a) (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, WSI shall continue to pay Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

         4. Compensation Upon Termination or During Disability. Following a Change in Control of WSI, as defined in subsection 2(a), upon termination of Executive's employment or during a period of Disability, Executive shall be entitled to the following benefits:

                  (a) During any period that Executive fails to perform full-time duties with WSI as a result of a Disability, WSI shall pay Executive the base salary of the Executive at the rate in effect at the commencement of any such period, until such time as the Executive is determined to be eligible for long term disability benefits in accordance with WSI's insurance programs then in effect.

                  (b) If Executive's employment shall be terminated by WSI for Cause or by Executive other than for Good Reason or Retirement, WSI shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and WSI shall have no further obligation to Executive under this Agreement.

                  (c) If Executive's employment shall be terminated by WSI for Disability or by Executive for Retirement, or by reason of Death, WSI shall immediately commence payment to the Executive (or Executive's designated beneficiaries or estate, if no beneficiary is designated) any and all benefits to which the Executive is entitled under WSI's retirement and insurance programs then in effect.

                  (d) If Executive's employment by WSI shall be terminated (A) by WSI other than for Cause or Disability or (B) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below:

                           (i) WSI shall pay Executive the Executive's full base
                  salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

                           (ii) In lieu of any further salary payments for
                  periods subsequent to the Date of Termination, WSI shall pay a severance payment (the "Severance Payment") equal to the amount described in (A) or (B) below, whichever is applicable:
                  (A) if an Unapproved Change in Control occurs, 2.99 times the average of the annual Compensation (as defined below) paid to Executive by WSI (or any corporation ("Affiliate") affiliated with WSI within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) for the five calendar years (or, if Executive has been employed by WSI for less than five years, the number of complete calendar years of employment or portions thereof calculated on an annualized basis) (the "Base Period") preceding the earlier of the calendar year in which a Change in Control of WSI occurred or the calendar year of the Date of Termination; or (B) if an Approved Change in Control occurs, 1.5 times the average of the annual Compensation (as defined below) for the Base Period. Such average (including the effect of bonuses paid in the Base Period) shall be determined in accordance with the temporary or final regulations promulgated under Section 280G(e) of the Code. For purposes of this Section 4, "Compensation" payable to Executive by WSI (or an Affiliate) shall mean every type and form of compensation includable in Executive's gross income



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                  for federal income tax purposes for each year, shall include any voluntary salary deferral contributions to WSI's cash or deferred arrangement under the WSI profit sharing plan (the 401(k) contributions) and the WSI cafeteria plan, but shall exclude taxable compensation recognized as the result of the exercise of stock options or sale of the stocks acquired or any payments actually or constructively received with respect to a plan of deferred compensation between WSI and Executive. The Severance Payment shall be made within 60 days after the Date of Termination, or such earlier date as any required rescission period in respect of the release given by Executive under Section 5 has expired.

                           (iii) For the period of (A) 18 months following the
                  Termination Date in the event of an Approved Change in Control or (B) 36 months following the Termination Date in the event of an Unapproved Change in Control, Executive shall be entitled to continue participation in the life, disability, accident and health insurance benefit plans of WSI substantially similar to those which the Executive is receiving or entitled to receive immediately prior to the Notice of Termination. WSI and Executive shall share the cost associated with such coverage as if Executive were still actively employed by WSI. If Executive cannot be covered under any of WSI's group plans or policies, WSI shall reimburse Executive for his full cost of obtaining comparable alternative group or individual coverage elsewhere, less any contribution that Executive would have been required to make under WSI's group plans or policies. Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be reported to WSI.

                           (iv) Notwithstanding the foregoing, the Severance
                  Payment shall be reduced to that maximum amount permitted such that no portion of the Severance Payment, together with any other payment or the value of any benefit received or to be received by Executive (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with WSI or an Affiliate) that is contingent upon a change in control of WSI as that term is defined in Section 280G of the Code would constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or would be nondeductible solely by reason of the application of such Section 280G. In determining the amount of the Severance Payment, in full or as partially reduced as the case may be, payable pursuant to this
                  Section 4(d), the opinion of tax counsel selected by WSI and acceptable to Executive with respect to all issues arising in connection with the application of Section 280G of the Code to such payments and benefits shall be final and binding on the parties. The Executive may elect to have the benefit continuation under Section 4(d)(iii) reduced or eliminated prior to any reduction of the Severance Payment.

                           (v) If it is established pursuant to a final
                  determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and WSI in applying the terms of this Subsection 4(d), any portion of the Severance Payment constitutes a "parachute payments" and would result in part or all of such Severance Payment being nondeductible by WSI or its Affiliates by reason of Section 280G of the Code, then Executive shall repay to WSI upon demand an amount equal to the sum of: (1) that portion of the Severance Payment in excess of the maximum amount that could have been paid to or for the Executive's benefit without any portion constituting a "parachute payment" and being nondeductible by reason of section 280G of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of Executive's receipt of such excess until the date of such payment.

                           (vi) The Severance Payment shall be in lieu of and
                  offset the amount of any payment or other benefits to which the Executive may be entitled to in connection with the termination of employment pursuant to the provisions of WSI's Severance Pay Plan, as amended from time to time, or any successor to such policy.



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                  (e) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

                  (f) In addition to all other amounts payable to Executive under this Section 4, Executive shall be entitled to receive all benefits payable to the Executive under the WSI, Inc. Employee Savings Plan and any other plan or agreement relating to retirement benefits or otherwise generally applicable to executive employees.

         5. General Release. Executive agrees that the amounts payable to Executive under Section 4 shall be contingent upon the execution by Executive of a release agreement with WSI, which release agreement shall include language releasing and holding WSI and its affiliates, officers, directors, shareholders, employees, agents and insurers harmless from any and all claims, comply with all applicable laws and contain other provisions standard in such agreements.

         6. Funding of Payments. In order to assure the performance by WSI or its successor of its obligations under this Agreement, WSI shall, no later than immediately prior to the closing of the transaction that constitutes an Unapproved Change in Control, deposit in a so-called "rabbi trust" or similar escrow arrangement an amount equal to the maximum payment that will be due the Executive under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to WSI. If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, WSI shall remain liable for any and all payments due to Executive. In accordance with the terms of such trust, at all times during the term of this Agreement Executive shall have no rights, other than as an unsecured general creditor of WSI, to any amounts held in trust and all trust assets shall be general assets of WSI and subject to the claims of creditors of WSI. With respect to an Approved Change in Control, WSI's obligations in this Section 6 shall not be mandatory but rather shall be permissive.

         7. Successors; Binding Agreement.

                  (a) WSI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WSI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that WSI would be required to perform it if no such succession had taken place. Failure of WSI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from WSI in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, successors, heirs, and designated beneficiaries. If executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

         8. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence



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address of the Executive or in the case of WSI, to its principal office to the attention of each of the then directors of WSI with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party thereto at anytime of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceablity of any other provision of this Agreement, which shall remain in full force and effect.

         11. Arbitration and Award of Attorneys' Fees.

                  (a) Any dispute arising between the parties relating to this Agreement shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Rules of the American Arbitration Association, except as hereinafter expressly modified. If the disputing and responding parties are unable to agree upon a resolution within forty-five business days after the responding party's receipt of written notice from the disputing party setting forth the nature of the dispute, within the following ten business days the disputing and responding parties shall select a mutually acceptable single arbitrator to resolve the dispute or, if the parties fail or are unable to do so, each shall within the following ten business days select a single arbitrator, and the two so selected shall select a third arbitrator within the following ten business days. Such single arbitrator or, as the case may be, panel of three arbitrators acting by majority decision, shall resolve the dispute within sixty days after the date such arbitrator, or the last of them so selected, is selected, or as soon thereafter as practicable. If either party refuses or fails to select an arbitrator within the time therefor, the other party may do so on such refusing or failing party's behalf. The arbitrators shall have no power to award any punitive or exemplary damages but may construe or interpret but shall not ignore or vary the terms of this Agreement and shall be bound by controlling law. The parties acknowledge the Executive's failure to comply with any confidentiality, non-solicit, and non-compete provisions of any agreement to which the Executive is bound will cause immediate and irreparable injury to WSI and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

                  (b) In the event WSI fails to pay Executive any amounts owing to Executive under this Agreement or to provide Executive any benefits to which Executive is ultimately determined, by settlement, mediation, arbitration, or by any court or other decision making body with jurisdiction, to be entitled to under this Agreement, WSI shall pay the legal expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses), incurred by Executive to enforce his rights under this Agreement and collect or obtain such amounts or benefits.

         12. Confidential Information. Executive will not while this Agreement is in effect or after its expiration or termination, use, other than in connection with Executive's employment with WSI, or disclose any confidential information to any person not employed by WSI or not authorized by WSI to receive such information without the prior written consent of WSI. Executive will use reasonable and prudent care to safeguard, protect and prevent the unauthorized disclosure of confidential information. The obligations contained in this Section 12 will survive for as long as WSI in its sole judgment considers the information to be confidential information.



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         13.      Disclosure and Assignment.

                  (a) Disclosure. Executive will disclose promptly in writing to WSI all inventions, improvements, discoveries and writings and other works of authorship ("works") which are conceived, made, discovered or written jointly or singly on WSI time or on Executive's time, providing the invention, improvement, discovery, writing or other work is capable of being used by WSI in the normal course of business, and all such inventions, improvements, discoveries, writings and works are hereby assigned to, and belong solely and exclusively to WSI.

                  (b) Assignment. Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of the entire right, title, and interest in such inventions, improvements, discoveries, writings, or works in WSI, and will do all acts and sign all papers that WSI may reasonably request, relating to applications for patents, to patents, to copyrights, and to the enforcement and protection thereof. If such acts are requested and performed when Executive is not a WSI employee, WSI will pay a fee, determined by WSI, covering authorized time and expenses of Executive but no others.

                  (c) Limitations. Notwithstanding anything in this Section 13 to the contrary, Executive is hereby given NOTICE that the assignment and statement of WSI ownership does not apply to any INVENTION for which no equipment, supplies, facility or trade secret information of WSI was used and which was developed entirely on Executive's own time, and (1) which does not relate (i) directly to the business of WSI or
         (ii) to WSI's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for WSI.

                  (d) Survival of Obligations.

                           (i) The obligations of this Section 13 survive the
                  expiration or termination of this Agreement.

                           (ii) This Agreement, or any termination hereof, has
                  no effect on any other Employee Agreement previously executed by Executive which remains in full force and effect. To the extent there are any conflicts between this Agreement and such other Agreement, this Agreement prevails.

                           (iii) Upon termination of employment, Executive will
                  not take or retain, and will return to WSI all WSI property of any nature or kind.

         14. Prior Agreement. This Agreement supersedes and replaces in its entirety all prior agreements related to a change in control of WSI, including any prior Employment (Change in Control) Agreement between WSI and Executive dated October 18, 1995. This Agreement contains the entire understanding of the parties, except for the Employment Agreement dated October 22, 1993, as amended January 9, 1997 (collectively, the "Employment Agreement") which shall remain in effect according to its terms. All references in the Employment Agreement to the Change in Control Agreement dated October 18, 1995 shall mean and refer to this Agreement. In the event of a conflict with the terms of the Employment Agreement, this Agreement shall control. There shall be no duplication of benefits on Executive's behalf in this Agreement and the Employment Agreement in the event of the termination of Executive's employment following a Change in Control.


                                       WSI INDUSTRIES, INC.

                                       By
                                         ---------------------------------------
                                         Paul D. Sheely, Vice President/CFO


                                       EXECUTIVE
                                                --------------------------------
                                                Michael J. Pudil



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